                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM T-3
              FOR APPLICATION FOR QUALIFICATION OF INDENTURE UNDER
                         THE TRUST INDENTURE ACT OF 1939

                       POLYTAMA INTERNATIONAL FINANCE B.V.
                                    (ISSUER)
                                       AND
                             P.T. POLYTAMA PROPINDO
                                   (GUARANTOR)

                               (Name of Applicant)

    c/o HB MANAGEMENT EUROPE B.V.
 WORLD TRADE CENTER AMSTERDAM AIRPORT           MIDPLAZA 2 BUILDING, 20TH FLOOR
        SCHIPHOL BOULEVARD 271                  JALAN JEND. SUDIRMAN KAV, 10-11
          1118 BH AMSTERDAM,                            JAKARTA 10220,
           THE NETHERLANDS                                 INDONESIA
        (011)(31)(20) 406-7070                      (011)(62)(21) 570-3883

(Address And Telephone Number Of Issuer's     (Address And Telephone Number of
       Principal Executive Offices)           Guarantor's Principal Executive
                                                          Offices)

           SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

          TITLE OF CLASS                                AMOUNT
          --------------                                ------
  6% Guaranteed Secured Exchangeable                  $72,250,000
         Notes due 2012

                  APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
 As promptly as possible after the Effective Date of this Application for
                                  Qualification

                                                        COPY TO:
                                               JON L. CHRISTIANSON, ESQ.

 NAME AND ADDRESS OF AGENT FOR SERVICE:      SKADDEN, ARPS, SLATE, MEAGHER &
          CT CORPORATION SYSTEM                         FLOM LLP
             1633 BROADWAY                       EAST WING OFFICE, LEVEL 4
       NEW YORK, NEW YORK 10069                  CHINA WORLD TRADE CENTER
            (212) 245-4107                     NO.1, JIAN GUO MEN WAI AVENUE
                                                  BEIJING, 100004 CHINA
                                                 (011)(86)(10) 6505-5511

     The obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment; or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the obligor.

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          CONTENTS OF AMENDMENT NO. 1 TO APPLICATION FOR QUALIFICATION

     This Amendment No.1 ("Amendment No. 1 to the Application") to the applicant's Application for Qualification of Indenture on Form T-3 filed on November 7, 2002 (File No. 022-28644-01) is submitted to file the Amendment to the Offering Circular dated November 7, 2002 and related ancillary documents and an updated form of New Exchangeable Indenture, and comprises:

(a)       Pages numbered 1 to 7, consecutively;

(b) The statement of eligibility and qualification of the Trustee under the Indenture to be qualified on Form T-1 (filed on November 7, 2002 on Form T-3 (File No. 022-28644-01), and incorporated herein by reference);

(c)       The following exhibits:

    (i) Exhibit T3A.l - Articles of Association of P.T. Polytama Propindo (filed on April 30, 1997 with Registration Statement on Form F-1 (File No. 333-6854), Exhibit 3.2, and incorporated herein by reference).

   (ii) Exhibit T3A.2 - Amended and Restated Articles of Association of P.T. Polytama Propindo (filed on July 15, 2002 on Form 20-F (File No. 333-06854-01), and incorporated herein by reference).

  (iii) Exhibit T3A.3 - Articles of Association of Polytama International Finance, B.V. (filed on April 30, 1997 with Registration Statement on Form F-1 (File No. 333-6854), Exhibit No. 3.1., and incorporated herein by reference).

   (iv) Exhibit T3C* - Form of New Exchangeable Indenture among the Issuer, the Company, the and The Bank of New York, as Trustee.

    (v)   Exhibit T3D - Not Applicable.

   (vi) Exhibit T3E.l - Confidential Offering Circular, dated as of November 7, 2002 (filed on Form T-3 to qualify the New Senior Indenture, which was filed on November 7, 2002 (the "New Senior Indenture T-3") (File No. 022-28645), Exhibit T3E.1, and incorporated herein by reference).

  (vii) Exhibit T3E.2 - Letter of Transmittal, dated as of November 7, 2002 (filed on November 7, 2002 on the New Senior Indenture T-3 (File No. 022-28645), Exhibit T3E.2, and incorporated herein by reference).

 (viii) Exhibit T3E.3 - Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated November 7, 2002 (filed on November 7, 2002 on the New Senior Indenture T-3 (File No. 022-28645), Exhibit T3E.3 and incorporated herein by reference).

   (ix) Exhibit T3E.4 - Letter to Clients, dated November 7, 2002 (filed on November 7, 2002 on the New Senior Indenture T-3 (File No. 022-28645), Exhibit T3E.4, and incorporated herein by reference).

                                       2
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    (x)   Exhibit T3E.5 - Notice of Guaranteed Delivery, dated November 7,
          2002 (filed on November 7, 2002 on the New Senior Indenture T-3 (File No. 022-28645), Exhibit T3E.5 and incorporated herein by reference).

   (xi) Exhibit T3E.6 - Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed on November 7, 2002 on the New Senior Indenture T-3 (File No. 022-28645), Exhibit T3E.6 and incorporated herein by reference).

  (xii) Exhibit T3E.7 - Amended Offering Circular and Consent Solicitation Statement, dated as of December 19, 2002 (filed with Amendment No. 1 to Form T-3 to qualify the New Senior Indenture, which has been filed concurrently with this application on December 23, 2002 (the "New Senior Indenture Form T-3/A"), Exhibit T3E.7, and incorporated herein by reference).

  (xiii) Exhibit T3E.8 - Consent and Letter of Transmittal, dated as of December 19, 2002 (filed with the New Senior Indenture Form T-3/A, Exhibit T3E.8, and incorporated herein by reference).

  (xiv) Exhibit T3E.9 - Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated as of December 19, 2002 (filed with the New Senior Indenture Form T-3/A, Exhibit T3E.9, and incorporated herein by reference).

   (xv) Exhibit T3E.10 - Letter to Clients, dated as of December 19, 2002 (filed with the New Senior Indenture Form T-3/A, Exhibit T3E.10, and incorporated herein by reference).

  (xvi) Exhibit T3E.11 - Notice of Guaranteed Delivery, dated as of December 19, 2002 (filed with the New Senior Indenture Form T-3/A, Exhibit T3E.11, and incorporated herein by reference).

 (xvii) Exhibit T3F - Cross reference sheet showing the location in the New Senior Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (filed on November 7, 2002 on Form T-3 (File No. 022-28644-01),
          Exhibit T3F, and incorporated herein by reference).

-----------------------
* Filed herewith.

All other exhibits have been previously filed.

                                       3
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                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Polytama International Finance B.V., a private company with limited liability (besloten vennottschap met beperkte aansprakelijkheid) organized and existing under the laws of The Netherlands, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Amsterdam, The Netherlands on the 23rd day of December, 2002.

(SEAL)

                                          POLYTAMA INTERNATIONAL FINANCE B.V.

                                          By: HB Management Europe B.V.
                                          Its Managing Director

                                               By: /s/ Dennis P. Day
                                                   -----------------------------
                                                   Name: Dennis P. Day
                                                   Title: Managing Director

Attest:  /s/ Raoul Behr
        -----------------------------------
        Name:  Raoul Behr, BBA
        Title: Account Manager

                                       4
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                                    SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, P.T. Polytama Propindo, a limited liability organized and existing under the laws of the Republic of Indonesia, has duly caused this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Jakarta, Indonesia on the 23rd day of December, 2002.

(SEAL)

                                                   P.T. POLYTAMA PROPINDO

                                                   By: /s/ Agus Sugiono
                                                       -------------------------
                                                       Name: Agus Sugiono
                                                       Title:  Director

Attest: /s/ Russell J. Kelly
        --------------------------
        Name:  Russell J. Kelly
        Title: Assistant Director

                                       5
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                                  EXHIBIT INDEX

EXHIBIT                               DESCRIPTION
-------                               -----------
Exhibit T3A.l           Articles of Association of P.T. Polytama Propindo
                        (filed on April 30, 1997 with Registration Statement on
                        Form F-1 (File No. 333-6854), Exhibit 3.2, and
                        incorporated herein by reference).

Exhibit T3A.2           Amended and Restated Articles of Association of
                        P.T. Polytama Propindo (filed on July 15, 2002 on Form
                        20-F (File No. 333-06854-01), and incorporated herein by
                        reference).

Exhibit T3A.3           Articles of Association of Polytama International
                        Finance, B.V. (filed on April 30, 1997 with Registration
                        Statement on Form F-1 (File No. 333-6854), Exhibit No.
                        3.1., and incorporated herein by reference). Exhibit
                        T3C* Form of New Exchangeable Indenture among the
                        Issuer, the Company, the and The Bank of New York, as
                        Trustee.

Exhibit T3E.l           Confidential Offering Circular, dated as of November 7,
                        2002 (filed on Form T-3 to qualify the New Senior
                        Indenture, which was filed on November 7, 2002 (the "New
                        Senior Indenture T-3") (File No. 022-28645), Exhibit
                        T3E.1, and incorporated herein by reference).

Exhibit T3E.2           Letter of Transmittal, dated as of November 7, 2002
                        (filed with the New Senior Indenture T-3, Exhibit T3E.2,
                        and incorporated herein by reference).

Exhibit T3E.3           Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees, dated November 7, 2002
                        (filed with the New Senior Indenture T-3, Exhibit T3E.3,
                        and incorporated herein by reference).

Exhibit T3E.4           Letter to Clients, dated November 7, 2002 (filed with
                        the New Senior Indenture T-3, Exhibit T3E.4, and
                        incorporated herein by reference).

Exhibit T3E.5           Notice of Guaranteed Delivery, date November 7, 2002
                        (filed with the New Senior Indenture T-3, Exhibit T3E.5,
                        and incorporated herein by reference).

Exhibit T3E.6           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9 (filed with the New Senior
                        Indenture T-3, Exhibit T3E.6, and incorporated herein by
                        reference).

Exhibit T3E.7           Amended Offering Circular and Consent Solicitation
                        Statement, dated as of December 19, 2002 (filed with
                        Amendment No. 1 to Form T-3 to qualify the New Senior
                        Indenture, which has been filed concurrently with this
                        application on December 23, 2002 (the "New Senior
                        Indenture Form T-3/A"), Exhibit T3E.7, and incorporated
                        herein by reference)

Exhibit T3E.8           Consent and Letter of Transmittal, dated as of December
                        19, 2002 (filed with the New Senior Indenture Form
                        T-3/A, Exhibit T3E.8, and incorporated herein by
                        reference).

Exhibit T3E.9           Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees, dated as of December 19,
                        2002 (filed with the New Senior Indenture Form T-3/A,
                        Exhibit T3E.9, and incorporated herein by reference).

Exhibit T3E.10          Letter to Clients, dated as of December 19, 2002
                        (filed with the New Senior Indenture Form T-3/A, Exhibit
                        T3E.10, and incorporated herein by reference).

Exhibit T3E.11          Notice of Guaranteed Delivery, dated as of December 19,
                        2002 (filed with the New Senior Indenture Form T-3/A,
                        Exhibit T3E.11, and incorporated herein by reference).

Exhibit T3F             Cross reference sheet showing the location in the New
                        Exchangeable Indenture of the provisions inserted
                        therein pursuant to Sections 310 through 318(a),
                        inclusive, of the Trust Indenture Act of 1939 (filed on
                        November 7, 2002 on Form T-3 (File No. 022-28644-01),
                        Exhibit T3F, and incorporated herein by reference).

* Filed herewith.

All other exhibits have been previously filed.

                                       7